Exhibit 10.1

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and entered into as of March 2, 2011 (“Agreement Date”) by and between Mitch Huhem and One Step Millionaire, LLC (collectively, “Licensor”) and Ethos Environmental, Inc., a Nevada corporation ("Licensee"), (each, a “Party” and collectively, the “Parties”).

A.

Licensor has developed certain Licensed Technology (as defined below) to market and sell Licensed Products (as defined below).

B.

Licensee wishes to produce and sell the Licensed Products in the License Territory.  To that end, Licensor desires to grant and Licensee wishes to accept a License of the Licensed Technology upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1

Certain Definitions.  As used in this Agreement, capitalized terms have the following meanings, unless otherwise defined in this Agreement:

(a)

 “Affiliate” of a Party means any entity controlled by, controlling, or under common control with such Party, where “control” means ownership, either direct or indirect, of more than 50% of the equity interest entitled to vote for the election of directors or equivalent governing body or otherwise within the meaning of affiliate in section 1.482-1(i) (4) of the United States Treasury Regulations.

(b)

“Agreement Term” means the effective period of this Agreement as set forth in paragraph 10.1 below.

(c)

“Copyrights" means all right, title and interest in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all right, title and interest in related applications and registrations throughout the world related to the Licensed Technology and the Licensed Products.

(d)

“Enhancements” means, with respect to the Licensed Technology, any improvement, modification, upgrade, enhancement, fix, patch, extension, add-on, customization, translation, abridgement, complication, or the like made to the Licensed Technology during the Agreement Term.

(e)

“Event(s) of Default” means the occurrence of any of the following events:

(f)

Licensee is subject to a voluntary or involuntary bankruptcy petition, is declared insolvent, makes an assignment for the benefit of creditors, suffers the appointment of a receiver or trustee over all or substantially all of its assets or properties, seeks protection from creditors or is otherwise subject to proceedings or to involuntary liquidation under applicable bankruptcy or insolvency law, all or a substantial portion of the assets or properties of Licensee, including, but not limited to, the licenses granted to Licensee hereunder, are subject to expropriation or confiscation or are otherwise impaired or encumbered by any law, decree, order, regulation or other act of any governmental agency, department or other entity and which in each such case the matter is not dismissed, withdrawn, terminated or otherwise cured within ninety (90) days.

(g)

There occurs a breach by Licensee of any obligation to pay money under the terms of this Agreement, which breach is not cured by Licensee Party within fifteen (15) days after receipt of written notice thereof from the other Party; provided, however, that except for breaches of payment obligations, if such breach cannot be cured within fifteen (15) days despite diligent efforts to cure, and the breaching Party commences and continues diligent efforts to cure within the initial fifteen (15) day period, the breaching Party shall have an additional fifteen (15) days to cure such breach.

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(h)

Subject to Section 10.1, upon any termination of the Consulting Agreement, as defined below.

(i)

“Gross Sales Revenue” means the revenue actually received by Licensee from the sale of the Licensed Products, either directly to customers or to distributors, less any (i) discounts, including cash discounts and/or rebates, (ii) credits or allowances actually granted upon claims or returns, (iii) freight charges paid for delivery, (iv) insurance fees, (v) 2.7% of total revenues to account for merchant processing fees, and (vi) taxes, customs duties or other governmental charges levied on invoiced amounts and charged to the billing or the billed party; provided, however, Gross Sales Revenue shall not include any revenue with respect to which Licensee pays a bonus to the Consultant under that certain Consulting Agreement between Licensee and Intense International, Inc. (the “Consulting Agreement”).

(j)

“Intellectual Property Rights” or “IPR” means and includes the Licensed Technology and all other proprietary information related thereto and the Licensed Products.

(k)

“Licensed Technology” means, collectively, all technology/intellectual property  that is necessary or commercially useful in connection with the One Step Millionaire program that Licensor owns or has in its possession or that which Licensor has the right to license, sublicense or otherwise make available to Licensee as provided herein including, without limitation, Patents, Trade Secrets, Technical Documentation, Copyrights, Trademarks, the Licensor Brand, Enhancements, New Technology, Joint Work and Software and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, and further including all rights or causes of action for infringement or misappropriation of any of the foregoing, in each case now existing or hereafter developed during the  Agreement Term that relate to the design, development, production, distribution, sale, use and exploitation of One Step Millionaire and its related products, systems and programs.  Licensed Technology includes, without limitation, the technology referenced in the patent applications listed on Exhibit “A”.

(l)

“Licensed Products” means products arising out of or related to the Licensed Technology.

(m)

“Licensee Parties” means Licensee’, sub-licensees (through all levels of sub-licenses), and the Personnel of such sub licensees.

(n)

“Licensor Brand” means (i) the “One Step Millionaire” trademark, trade name, service mark, logo, and domain name on the world wide web, and (ii) all other marks that are owned in whole or in part by Licensor and/or Licensor’s wholly-owned subsidiaries or Affiliates and which Licensor or its wholly-owned subsidiaries or Affiliates use for its business during the Agreement Term and any derivations of such marks developed for use, or registered by Licensor.

(o)

“New Technology” means all new  software, tradenames and marks and other intellectual property that Licensee acquires, develops or licenses during the  Agreement Term which is not incorporated into the Licensed Products (although it may be used to support or deliver the Licensed Products).

(p)

"Patents" means all patent rights and all right, title and interest in all letters patent or equivalent rights and applications, including any issued patent, or reissue, reexamination, extension, division, continuation, or continuation-in-part patents and/or applications throughout the world.

(q)

“Person” means any natural or legal person, including any individual, corporation, limited liability company, general or limited partnership, joint stock company, joint venture, estate, trust, association, organization, governmental agency or instrumentality, or any other entity.

(r)

“Personnel” mean officers, agents, employees, independent contractors, consultants and other authorized representatives of a Person.

(s)

“Software” means all software (and documentation and source code thereto), all copyrights (whether registered or not) and patents rights therein, and all technology, technical information, business processes and know-how contained therein, in each case that are applicable to the Licensed Technology.

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(t)

“Technical Assistance” means the technical support, training and consulting services relating to the formulation, design, development, improvement, production, distribution, sale and use of Licensed Products by the Licensor to the Licensee for the purpose of enabling Licensee to understand and implement the Licensed Technology and produce the Licensed Products.

(u)

“Technical Documentation” means the engineering and formulation drawings, specifications, test specifications and results, manufacturing instructions, installation and training manuals, operations manuals, technical literature, drawings and other materials relating to the formulation, design, development, production, distribution, sale and use of Licensed Products which are in existence as of the date hereof and which are to be provided by Licensor to the Licensee pursuant to this.

(v)

"Territory" means the world.

(w)

"Trademarks" means all trademarks and service marks, and all right, title and interest in all trademarks and service marks arising under the laws of any jurisdiction, trademark and service mark registrations and applications therefor, and all right, title and interest in related applications and registrations throughout the world, along with the goodwill associated therewith.

(x)

"Trade Secrets" means all right, title and interest in all trade secrets and trade secret rights arising under the laws of any jurisdiction with respect to the formulation, design, development, production, distribution, sale and use of Licensed Products.

1.2

Rules of Interpretation.  Except as otherwise provided herein, the following rules of interpretation shall apply to this :

(a)

The words “herein,” “hereof” and “hereunder” refer to this as a whole and not to any particular provision of this Agreement.

(b)

The terms “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(c)

All exhibits attached hereto are incorporated herein by this reference.

(d)

The headings contained in this are for reference purposes only and shall not affect the meaning or interpretation of this.

ARTICLE II
LICENSE

2.1

Grant of License.  Licensor hereby grants to Licensee a perpetual, royalty-bearing (during the applicable Agreement Term as provided herein), exclusive, worldwide, transferable (in accordance with this Agreement), sublicensable (in accordance with paragraph 2.2 below) license to the Licensed Technology to formulate, design, develop, improve, produce, distribute, sell and use and exploit Licensed Products and other offerings related thereto.  The license granted pursuant to this paragraph 2.1 shall be exclusive in that Licensor shall not grant to any third party any license or other interest in and to the Licensed Technology within the Territory from and after the Agreement Date and Licensor will not engage directly in and will not use for its own benefit anywhere in the Territory any product, service, technology or other technology that in any way competes with or is a substitute or replacement for the Licensed Technology.

2.2

Right to Sub-license.  Licensee shall have the right to sub-license the Licensed Technology to its Affiliates and to third parties in the Territory provided however that Licensee shall cause each such third party to execute an agreement (“Sublicense Agreement”) that contains essentially the same material terms and conditions as this Agreement.

2.3

Right to Sub-license.  All rights contained in any Sub-license Agreements are subject to Licensee’s obligation to continue observance of the terms of this Agreement.

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2.4

Ownership.  All Enhancements (if any) developed by Licensor or Licensee shall be and become the exclusive property of Licensor, Licensee shall have all rights to use the Enhancements pursuant to the terms of this Agreement, but shall be delivered to and revert to Licensor upon any termination of this Agreement.  All New Technology shall be and remain the sole property of Licensee and upon any termination of this Agreement, both Licensee shall retain exclusive rights to make, use and sell any products incorporating any such New Technology.

2.5

No Other Rights.  Except for the license rights expressly granted in this ARTICLE 2, this Agreement does not grant to the Licensee any right, title or interest, including, any security interest, in any of the Licensed Technology or any other property of Licensor.  Licensor reserves the right to exercise any rights in the Licensed Technology and to license such rights to any party, in any manner and without restriction after the expiration of the Agreement Term.

2.6

Delivery of Licensed Technology.  As soon as practicable following Licensee’s execution of this Agreement, Licensor shall commence assembling and delivering to Licensee such documentation and other elements and component parts of the Licensed Technology, as necessary or appropriate for use of the Licensed Technology by Licensee.

ARTICLE III
IMPLEMENTATION ASSISTANCE AND SUPPORT

3.1

Technical Assistance.   As soon as reasonably practicable following the Agreement Date, Licensor shall provide Licensee with such Technical Documentation and Technical Assistance as may be reasonably necessary to inform Licensee fully about the Licensed Technology.

3.2

Implementation Assistance.  Licensor shall provide Licensee with technical support, training and assistance in the use and customization of the Licensed Technology as may be reasonable and appropriate to assist in the implementation of the Licensed Technology in the Territory (“Implementation Assistance”).

3.3

Ongoing Support.  Upon Licensee’ request, Licensor shall provide Licensee, with commercially reasonable technical support in the ongoing implementation and use of the Licensed Technology as may be reasonable and necessary to operate the business of Licensee and its Affiliates (“Ongoing Support”).  Licensor acknowledges and agrees that it is concurrently entering into a Consulting Agreement concurrently herewith and any and all Ongoing Support shall be rendered pursuant to, and for the compensation set forth, in such Consulting Agreement.

ARTICLE IV

FEES, ROYALTIES AND OTHER OBLIGATIONS

4.1

Royalties.

(a)

In consideration for the grant of license rights under this Agreement, and subject to the limitation set forth in Section 4.1(e) below, Licensee agrees to pay to Licensor a royalty fee (“Royalty Fee”) in an amount equal to five percent (5.0%) of Gross Sales Revenue derived from the Licensed Technology by Licensee or any of its Affiliates and/or sub-licensees.

(b)

In addition to the Royalty Fee, Licensee shall issue and deliver to Licensor Fifty Million (50,000,000) shares of Common Stock of Licensee, which shares shall be fully paid, validly issued and non-assessable restricted stock (the “Shares”), subject to Section 10.3 below.  Such shares shall be restricted shares and may not be sold, transferred, pledge or otherwise disposed of during the Term of this Agreement or any extension thereof and for a period of six months thereafter without the written consent of Licensee.

(c)

Except for the Shares payable pursuant to paragraph 4.1(a) above, all net accrued but unpaid Royalty Fees shall be paid weekly for the prior week (Saturday through Friday).  A sales report detailing all One Step Millionaire transactions will also be provided. As used herein, “derived from the Technology” shall mean all gross revenues of any kind generated from activities involving or utilizing any of the Licensed Technology by Licensee or any Licensee Party, including from the sub-licenses of products and services.

(d)

The obligation of Licensee to pay Royalties hereunder shall cease upon the termination of the Agreement Term of this Agreement.

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(e)

Notwithstanding anything herein to the contrary, the maximum amount of Royalty Fee payable to Licensor, when added to all other payments received from the Licensee from any source, including but not limited to any remuneration paid under that certain Consulting Agreement between Licensee and Intense International, Inc. shall not exceed $1,000,000 per week.

4.2

Sales Reports.  Once every three months if requested by Licensor, in writing, but in no event less frequently than annually, Licensee will provide Licensor with a written report detailing the actions taken since the prior report (or, in the case of the first such report, since the Agreement Date) to promote sales of the Licensed Products.  Licensee shall provide Licensor with a report, at least annually, detailing the actions planned to promote sales of the Licensed Products during the ensuing year.  Such reports shall be accompanied by samples, prototypes, sketches, or other illustrations, if available, of marketing and promotional materials to be used during such period.

4.3

Currency.  Unless otherwise agreed by the Parties, all payments contemplated hereby or made by the Parties in connection herewith shall be denominated in U.S. Dollars or such other currency as agreed to by the Parties.  In determining any amount payable by Licensee to Licensor under this Agreement or making any calculation hereunder, any amounts in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the prevailing bookkeeping rate used by Licensor at the close of the period in which the revenue or expense is recognized under United States generally accepted accounting principles.

4.4

Manner of Payment.  A netting of any amount payable under this Agreement as against existing accounts payable and accounts receivable shall be acceptable payment, effective as of the date of the netting on the books of the Parties.

4.5

Payments and Taxes.  Licensee shall pay, or reimburse Licensor for any taxes or similar charges (if any) imposed by any governmental entity within the Territory and arising out of this Agreement, the licenses granted hereunder, or the licensee's use of the Licensed Technology or Trademarks or its sale of Licensed Products, excluding any income or corporate excise tax assessed against Licensor.

4.6

Audits.  Licensee shall keep and maintain complete and accurate records of the transactions underlying the payments to be made hereunder for at least two (2) years after the date the payments are due, and shall allow Licensor or its designee to inspect and make extracts or copies of such records for the purpose of ascertaining the correctness of such payments. These records must be held at the corporate offices. If any examination and audit discloses any deficiency in Royalty payments in excess of ten percent of the amount due in any year, Licensee shall pay the deficiency plus interest thereon at the United States prime rate to Licensor within forty-five (45) days of the next Quarterly Close Date, or such other date as the Parties mutually agree.

4.7

Commercialization and Marketing.  Licensee shall undertake all expenses of commercializing the Licensed Products in the Territory, including funding capital requirements, packaging, and production expenses.

4.8

Required Filings.  Licensee, at its own expense, shall take all steps reasonably necessary to satisfy all requirements applicable within any jurisdiction in which it attempts to make commercial use of the Licensed Technology with respect to declaring, recording, filing, notifying, authenticating, or otherwise rendering this Agreement valid.  Licensee, at its own expense, shall seek in the course of its business as it deems reasonably necessary all governmental and regulatory approvals necessary to sell the Licensed Products in the Territory which includes, without limitation, compliance with the registration procedures required in connection with the import of the Licensed Technology in accordance with all applicable laws and regulations.  Failure of Licensee to make the requisite filings shall not constitute an Event of Default, but Licensee agrees to take reasonable steps to address any such failure within ninety (90) days from the date of receipt of the written notice of such failure.

ARTICLE V

LICENSOR OBLIGATIONS

5.1

Maintenance of Patents.  Licensor agrees to take all steps necessary to maintain the Patents and any corresponding applications or patents which may be granted therefrom in foreign countries, in good standing, and further agrees that it will at any time,  upon request, execute and deliver any and all documents (and will cause its stockholders, employees and consultants to execute and deliver any and all documents) that:

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(a)

may be necessary or desirous to perfect the title to the Licensed Technology in the Letters Patents of the United States and in all foreign applications and patents which may be granted therefrom, in Licensee, its successors, assigns or legal representatives; and

(b)

may be necessary to reissue, disclaim or carry out any other acts necessary to ensure full benefit of the rights granted by the Patent or existing in any foreign application or patents corresponding thereto.

5.2

Netting of Patent Expenses.  The Parties each acknowledge and agree that Licensee has incurred and will continue to incur expenses in connection with the filing and processing of all patent applications for the Licensed Technology and perhaps also for maintenance of patents and in the prosecution and defense of infringement actions and that Licensee shall receive a credit for such expenses against any amounts due or payable under the terms of this ARTICLE 5 hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1

Representations and Warranties of Licensor.  Licensor hereby represents and warrants to Licensee that:

(a)

It owns all Patents and Trademarks, free and clear of liens or encumbrances, and has no actual knowledge of any conflicting patents or patent applications which could result in infringement by the Licensed Technology;

(b)

It has the full authority to enter into this Agreement without the prior consent or authorization of any court, agency, or other third party;

(c)

The undersigned officer has the full authority and approval of the Board of Directors of Licensor to enter into this Agreement; and

(d)

This Agreement does not violate the terms of any agreement, order, or other arrangement to which Licensor is subject or by which it is bound.

6.2

Representations and Warranties of Licensee.  Licensee hereby represents and warrants to Licensor that:

(a)

It has the full authority to enter into this Agreement without the prior consent or other authorization of any court, agency, or other third party;

(b)

The undersigned officer has the full authority and approval of the Board of Directors of Licensee to enter into this Agreement; and

(c)

This Agreement does not violate the terms of any agreement, order, or other arrangement to which Licensee is subject or by which it is bound.

ARTICLE VII

RECORDS AND REPORTS

7.1

Reports.  At Licensor’s request, Licensee shall provide Licensor with written reports (no more frequently than quarterly) containing all Records (as defined in paragraph 7.2 below).

7.2

Records.  Licensee shall create, keep and maintain, during the Term (as defined in paragraph 10.1 below), and for two (2) years thereafter, accurate books and records containing any and all information necessary to validate the performance of Licensee’ obligations hereunder (“Records”).

7.3

Inspections.  Throughout the Agreement Term and for one (1) year thereafter, Licensor shall have the irrevocable right to enter all areas of any facility where any Records or Licensed Technology is used, hosted or stored (“Facilities”) and have access to any and all Records of Licensee during normal business hours and upon thirty (30) days’ prior notice to (a) inspect Licensee’ security systems and verify Licensee’ compliance with security-related standards, and (b) inspect for compliance with Licensee’s other obligations under this .

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7.4

Cooperation.  Throughout the Agreement Term and during the two (2) year period thereafter, the Licensee shall furnish to Licensor (no more frequently than twice per year) all Records reasonably requested by Licensor, upon thirty (30) days prior notice, in order to conduct an audit with respect to performance of Licensee’ obligations hereunder.

ARTICLE VIII
CONFIDENTIALITY

8.1

Confidential Information.

(a)

For the purposes of this Agreement, the term “Confidential Information” means any and all information related to a Party (the “Disclosing Party”) that the Disclosing Party treats as confidential and any information relating to third parties that the Disclosing Party has an obligation to treat as confidential (“Third Party Information”), which the other Party (“Receiving Party”) may receive, whether such information is in oral, written, graphic or electronic form.  Confidential Information shall include without limitation (i) any information, know-how, trade secrets, confidential and proprietary processes and methods relating to any of the Licensed Technology; (ii) terms and conditions contained in this Agreement and/or in any other agreement between Licensor and Licensee related to the Licensed Technology, or (iii) any information that Licensor or Licensee may specify or mark as proprietary or confidential or that under the circumstances in which the disclosure is made ought to be treated as confidential.

(b)

Notwithstanding the foregoing, Confidential Information shall not include any information, data or material which (i) the Disclosing Party expressly agrees in writing is not confidential for purposes of this Agreement; (ii) is received by any Receiving Party, free of any non-disclosure obligations, from a third party having the right to so furnish such Confidential Information, without violating any provision of this Agreement, any obligation to keep such information confidential, or the applicable law of any jurisdiction; or (iii) is or becomes generally available to the public without any breach of this Agreement, unauthorized disclosure of such Confidential Information by any Receiving Party, or any violation of the applicable law of any jurisdiction.

8.2

Non-Disclosure; Protection of Confidential Information.

(a)

During and at all times after the Agreement Term, the Receiving Party shall (i) not use, disclose or otherwise permit any person or entity access to any of the Confidential Information or any notes, compilations, analyses, studies, interpretations or any other documents or other embodiment prepared by any Receiving Party that is comprised of, based upon or includes, directly or indirectly, any portion of the Confidential Information (“Notes”) other than to the Personnel of the Receiving Party or its permitted sublicensees (if any) that have a need to know such information, and then only in accordance with the terms of this paragraph 8.2; (ii) in the case where Licensee is the Receiving Party, only use the Confidential Information in its conduct of the business of Licensee and its Affiliates and the exploitation of the Licensed Technology and not for any other purpose, person or entity whatsoever, except as expressly permitted in this Agreement; and (iii) not remove any copyright or proprietary rights notice attached to or included in any Confidential Information, and reproduce on each copy of the Confidential Information, or part thereof, the same proprietary notices or legends which appear on the original copy of the Confidential Information provided hereunder.  Receiving Parties understand that the Confidential Information is and shall remain the property of the Disclosing Party and that the Receiving Parties are not allowed to sell, license or otherwise exploit any products or services which embody in whole or in part any Confidential Information, except to the extent expressly permitted in this Agreement.

(b)

The Receiving Party shall not permit any Personnel of the Receiving Party or its permitted sublicensees (if any) to access the Confidential Information without the express written consent of the Disclosing Party unless and until such Personnel enters into a confidentiality agreement with the Receiving Party containing provisions substantially similar to the confidentiality provisions in this Agreement.  Notwithstanding the foregoing, the Receiving Party will ensure that all of the Personnel of the Receiving Party or its permitted sublicensees (if any) who are permitted to have access to the Confidential Information, or who otherwise gain access to the Confidential Information are (i) advised of the confidential and proprietary nature of the Confidential Information, and (ii) precluded from taking any action prohibited to the Receiving Party under this Agreement by a written agreement which ensures compliance with the obligations imposed on the Receiving Party by this Agreement.  If any of the Receiving Parties receives any judicial or other governmental order (“Order”) purporting to compel disclosure of any Confidential Information, the Receiving Party shall notify the Disclosing Party of such Order and shall, to the extent practicable, provide the Disclosing Party adequate opportunity to oppose such Order prior to the Receiving Parties’ compliance with such Order and the Receiving Party shall comply with any protective or equivalent order related to any portion of the Confidential Information.

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(c)

The Receiving Party will take all reasonable precautions to prevent disclosure of the Confidential Information to unauthorized persons or entities.  The Receiving Party shall immediately notify the Disclosing Party of any information which comes to its attention which might indicate that there has been a loss of confidentiality of the Confidential Information.  In such event, the Receiving Party shall take all reasonable steps within the Receiving Parties’ power to limit the scope of such loss of confidentiality.

(d)

The Receiving Party shall treat as confidential and proprietary any Third Party Information in accordance with the Disclosing Party’s reasonable instructions to Receiving Parties.

(e)

Upon termination of this Agreement for any reason whatsoever in accordance with the terms hereof other than expiration of the Patents, and except as otherwise set forth herein, and except for Confidential Information embodied in or reasonably related to Licensee Developments, Joint Work or Enhancements which the parties agree Licensee shall be entitled to retain, the Receiving Party shall (i) deliver to the Disclosing Party any and all materials embodying the Confidential Information, including any documentation, records, listings, designs, Notes, notebooks, data, flowcharts, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment and similar repositories of Confidential Information which in any way relate to the Confidential Information, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials, which the Receiving Parties may then possess or have under its control or (ii) to the extent that compliance with clause (i) above is not practicable, destroy all such Confidential Information of the Disclosing Party and provide the Disclosing Party with a written certification of such destruction signed by an officer of the Receiving Party.  Concurrently with the return of the aforementioned proprietary materials to the Disclosing Party, the Receiving Party shall deliver to the Disclosing Party a certificate certifying that all such materials have been returned to the Disclosing Party.  All covenants and agreements of Receiving Parties herein shall survive the return of such materials.

8.3

Covenant Not To Compete.  During the Agreement Term and for a period of three (3) years thereafter (“Non-Compete Period”), Licensor agrees that, except to the extent Licensee expressly and specifically consents thereto in writing, Licensor shall not directly or indirectly for itself or for any other person, firm or corporation (i) own, manage, operate or control any interest in any business which is similar to or competitive with the business of Licensee in the License Territory or (ii) divert, take away, call on or solicit, or attempt to divert, take away, call on or solicit business from any person or entity in the License Territory with whom Licensee has discussed a potential sub-licenses of the Licensed Technology.

8.4

Remedies.  The Parties hereby agree that the remedies at law for any breach of this ARTICLE 8 would be inadequate, and that, in addition to any other remedies the Parties may have, The Parties shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  The Parties further agree that no right or remedy herein conferred on or reserved herein is intended to be exclusive of any other remedy or right, and each and every right or remedy shall be cumulative and in addition to any right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE IX
INFRINGEMENT

9.1

Infringements.

(a)

Although Licensor believes that Licensee's contemplated use of the Licensed Technology pursuant to the license granted by ARTICLE 2 above will not infringe any valid patent, trade secret, or other intellectual property right of a third party in the Territory, it cannot warrant this as a fact.  Accordingly, in the event of any alleged infringement of third party intellectual property rights, Licensor may, at its own expense and as its sole obligation and Licensee’s exclusive remedy, in connection with any claim of such infringement select one of the following remedies, in its sole discretion:

(i)

replacement of the infringing Licensed Technology with equivalent non-infringing Licensed Technology,

(ii)

modification of the infringing Licensed Technology so that it is no longer infringing,

(iii)

acquisition of a license to the infringing Licensed Technology so that Licensee’ use of the Licensed Technology is no longer infringing, or, if none of the foregoing options are reasonably available to Licensor, or

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(iv)

termination of the License with respect to the infringing portion of the Licensed Technology, provided that there has been a full and final adjudication of the infringement ruling by a court of competent jurisdiction and all avenues of appeal have been exhausted in which case the royalty hereunder shall be equitably adjusted downward per good faith mutual agreement of the parties.

(v)

If either party learns of any possible infringement or misappropriation of Licensor’s rights in the Licensed Technology it shall give notice thereof to the other party.  Licensee agrees to cooperate with the Licensor’s reasonable efforts to seek legal remedies for such infringements and misappropriations.

(vi)

Licensee shall have the right but shall not be obligated to prosecute or defend any infringement action or proceeding related to the Licensed Technology and to assume the defense of Licensor in any such action and shall be entitled to offset all expenses (including, without limitation, attorneys’ fees), costs and losses (including, without limitation, any amounts paid in settlement) related thereto from any other amounts due or payable under the terms of this Agreement.

9.2

Indemnification.  Each party (the "Indemnifying Party") shall defend, indemnify, and hold harmless the other party from any claims by a third party of infringement of intellectual properties resulting from the acts of the indemnifying party pursuant to this Agreement, provided that the other party (i) gives the indemnifying party prompt notice of any such claims, (ii) renders reasonable assistance to the indemnifying party thereon, and (iii) permits the indemnifying party to direct the defense of the settlement of such claims.

9.3

Cooperation.  In the event of any infringement claim, demand or action arising out of or relating to the Licensed Technology, Licensor agrees to cooperate with Licensee in the in the defense and settlement of said claim, demand or action.

ARTICLE X
TERM AND TERMINATION

10.1

Term.  Unless terminated in accordance with this ARTICLE 10, the term of this Agreement, and the term of the License granted to Licensee herein, shall commence on the Agreement Date and shall continue for Twenty (20) years (the “Agreement Term”); provided, however, this Agreement shall automatically terminate upon any termination of the Consulting Agreement by Consultant if, but only if, Licensor shall have returned to the Company for cancellation all 50,000,000 shares issued to Licensor by Licensee without any payment or consideration from Licensee.

10.2

Termination.  A Party may, at its option and in its sole discretion, terminate this Agreement upon the occurrence of an Event of Default of the other Party as set forth in paragraph 1.1(e) above.

10.3

Obligations Upon Termination.  Upon any termination of this Agreement in accordance with its terms, but except for those provisions which survive termination as set forth in Articles 5 or 8 or Section 10.1: (a) the License shall terminate, and (b) Licensee shall (i) immediately discontinue use of all Licensed Technology, the Enhancements and other Licensor Confidential Information and relinquish any and all rights which it does not own with respect to the Licensed Technology and other Licensor Confidential Information; (ii) each Party shall promptly return to the other Party the original and return, or certify to the destruction of, all copies of the other Party’s Confidential Information or (in the case of the Licensee) any other information relating to any of the Licensed Technology furnished by Licensor or otherwise in the possession of the Licensee or any of the Licensee Parties, and any reproductions, notes, summaries, translations or similar documents relating to the other Party’s Confidential Information or (in the case of the Licensee) relating to any Licensed Technology; and (iii) except as provided in Section 10.1 above, Licensee shall have the right to repurchase all or any portion of the 50,000,000 shares of Common Stock issued pursuant to Section 4.1 above.  The purchase price for such shares shall be the amount of federal and state income taxes paid by Licensor with respect to the receipt of the shares, on a pro rata basis if less than all shares are repurchased.  Licensee may exercise such right to repurchase at any time within six months of the date of termination of this Agreement by delivering written notice to Licensor and paying the purchase price therefore.

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ARTICLE XI
DISPUTE RESOLUTION

11.1

Informal Dispute Resolution.

(a)

Any dispute, controversy, claim or dispute between the parties hereto arising from, relating to or in connection with this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the Parties hereunder or thereunder, including questions regarding the interpretation, meaning or performance of this Agreement, and including claims based on contract, tort, common law, equity, statute, regulation, order or otherwise (“Dispute”) shall be resolved in accordance with this ARTICLE 11.

(b)

Upon written request of any Party, each Party shall appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute (“Level 1 Review”).  The designated representatives shall meet as often as the Parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding.

(c)

If resolution of the Dispute cannot be resolved within fifteen days of the first Level 1 Review meeting (“Level 1 Termination Date”), any controversy or claim arising out of or relating to this Agreement, or the enforcement, breach, termination or validity thereof, shall be submitted to arbitration. The arbitration service provider shall be JAMS, using their rules. This obligation to arbitrate shall extend to any Affiliate, representative, parent, subsidiary, shareholder, principal, trustee in bankruptcy, guarantor of a Party, officer, employee, agent, successor and assign of a Party making or defending any claim hereunder. The Party submitting the dispute to arbitration shall, within thirty (30) days of commencement of the arbitration action, choose whether to have a sole arbitrator selected together by the parties or to have a panel of three arbitrators selected, made up of one arbitrator selected by each Party, which two arbitrators shall then select the third arbitrator to sit on the panel. The arbitration shall be final and binding and shall be governed by the arbitration rules of the American Arbitration Association (“AAA”) in effect on the date of the submission to arbitration, except as otherwise provided herein. The arbitration shall be organized and supervised by the AAA, shall be conducted in the English language and shall be held in the State of California. The laws of the State of California and the United States of America will be the governing law of the arbitration.

(d)

Any award made (i) shall be a bare award limited to a holding for or against a Party and affording such remedy as is deemed equitable, just and within the scope of the Agreement; (ii) shall be without findings as to issues (including but not limited to copyright validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances include injunctive relief; (iv) shall be made within three (3) months of the appointment of the arbitrator(s); and (v) may be entered in and shall be recognized as binding and enforced by any court in accordance with the rules of procedure where the award is sought to be enforced, with no more onerous conditions and no higher fees than would be imposed on a domestic arbitration award in that court.

(e)

The requirement for arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.

(f)

Unless otherwise agreed by the parties, any arbitrator must be a licensed attorney or retired judge who shall be knowledgeable in the affairs covered by this Agreement. The arbitrator shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the Agreement. The arbitrator shall have the power to rule on his own jurisdiction, including objections to the existence, scope or validity of the arbitration agreement.

(g)

When the parties are arbitrating claims of misappropriation of the Licensed Products, misuse of the Licensed Products, breach of the confidentiality provisions contained within this Agreement and elsewhere, the parties can use all discovery methods available under United States federal law, including, without limitation, depositions, testimony, requests to produce documents (e.g. company books and financial records), requests for admissions, interrogatories and expert review.

(h)

Each Party shall bear its own expenses, except as otherwise provided herein. The expenses related to the compensation and expenses of the arbitrator shall be borne equally.

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(i)

A request by a Party to a court for interim measures shall not be deemed a waiver of the obligation to arbitrate.  Nothing in this Section shall be construed to preclude the Parties from seeking injunctive relief in connection with the enforcement of intellectual property rights or in connection with the confidentiality or nonsolicitation provisions of this Agreement.

(j)

The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable and within the scope of the agreement of the parties, including, but not limited to, injunctive relief or specific performance. The arbitrator, however, shall not have authority to award punitive damages and each Party irrevocably waives any claim thereto in the arbitration.

(k)

The parties and their affiliates, representatives, parents, subsidiaries, officers, employees, agents, successors and assigns, other participants and the arbitrator shall hold the existence, content and result of arbitration in confidence. However, nothing contained herein shall prevent the parties from making disclosure of such information:

(i)

To competent courts in connection with enforcement of an arbitration award;

(ii)

To infringers or misappropriators of the Licensed Products, as reasonably necessary, in order to enforce intellectual property rights;

(iii)

With the express, written consent of the other Party;

(iv)

To the extent required to do so by law, or by any legally binding order or direction of any court, other judicial body or government agency;

(v)

If the arbitration award is already in the public domain, except through a breach of this Agreement or another obligation of confidentiality;

(vi)

On a need to know basis to officers and employees; or

(vii)

On a need to know basis to business and professional advisors whose duties require the disclosure.

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1

Notices.  All notices and other communications to a Party under this Agreement shall be in writing and shall be deemed given if personally delivered, sent by a nationally-recognized overnight delivery service (with confirmation) or three (3) days after being mailed by certified mail (return receipt requested), in each case to that Party’s address set forth below (or to such other address as that Party may designate by notice to the other Party). All notices must also be emailed.

To Licensor:

Mitch Huhem

249 South Coast Highway #101

Solano Beach, CA 92075

mbhuhem@gmail.som

To Licensee:

Ethos Environmental, Inc.

18 Technology, Suite 165

Irvine, CA 92618

Attention:  Matt Nicosia, CEO

matt@regeneca.com

With a copy to:

Wilson Haglund & Paulsen, P.C.

9110 Irvine Center Drive

Irvine,  CA 92618

Attention:  Christopher A. Wilson, Esq.

cwilson@whp-law.com

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Tucker Cheadle

1000 Quail Suite 100

Newport Beach, CA 92660

Tcheadle@cheadlelaw.net

12.2

Waiver.  No waiver shall be deemed effective under this Agreement unless in writing signed by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder, and no course of dealing among or between the Parties hereto, shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.3

Successors and Assigns.  Except as otherwise provided in this, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (if any).

12.4

Payments and Taxes.  Licensee shall pay, or reimburse Licensor for any taxes or similar charges (if any) imposed by any governmental entity within the Territory and arising out of this Agreement, the licenses granted hereunder, or the licensee's use of the Licensed Technology or Trademarks or its sale of Licensed Products, excluding any income or corporate excise tax assessed against Licensor.

12.5

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California and United States Federal Laws, without regard to choice of law and conflicts of law rules.  The State of California, County of Orange shall be the venue for any action arising with respect to this Agreement or the relationship between the parties, and each party hereby expressly consents to the jurisdiction of the courts of Orange County, State of California and U.S.A.

12.6

Jurisdiction.  All matters will be decided at JAMS, using its rules, unless a court is necessary. The Parties hereto agree that, subject to ARTICLE 11 abov, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement shall be brought in the federal or state courts having subject matter jurisdiction over such actions in Orange County, California.  Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue in any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

12.7

Severability.  If any provision of this Agreement is held by an arbitrator or court of competent jurisdiction to be illegal, invalid or unenforceable in any jurisdiction, the remainder of this Agreement shall remain in full force and effect, and such holding shall not affect this Agreement or any provision hereof in any other jurisdiction.  If any provision of this Agreement is so held to be illegal, invalid or unenforceable only in part or degree, that provision shall remain in full force and effect to the extent not held illegal, invalid or unenforceable.

12.8

Binding Effect; Successors and Assigns; Language.  This Agreement, as set forth in English, shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  The parties have specifically requested that English be the official language for the Agreement, that all related documents be drawn up in English, and that all communications and dispute resolution take place in English.

12.9

Mutual Drafting.  The Parties and their counsel have mutually contributed to the drafting of this Agreement.  Therefore, no provision of this Agreement shall be construed against any Party on the ground that it or its counsel drafted that provision.

12.10

Specific Enforcement.  Each Party acknowledges that each other Party would not have an adequate remedy at law for money damages in the event that this Agreement is not performed in accordance with its terms, and therefore agrees that each other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

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12.11

Force Majeure.  No failure or omission by a Party to carry out or observe any of the terms or conditions of this Agreement, except for a failure to timely pay any sums of money when due, shall give rise to any claim against the Party in question or be deemed a breach of this Agreement if such failure or omission arises from war, riot, natural disaster, act of God, Internet failures or any other cause reasonably beyond control of that Party (a “Force Majeure”).  If any Party is, wholly or in part, prevented from or hindered in carrying out or observing any of the terms or conditions of this Agreement as a result of a Force Majeure, then such Party shall give written notice to the other Party by the most expeditious means as soon as possible after the occurrence of the Force Majeure relied on, giving full particulars of the reason for such prevention or hindrance, and the Parties shall in good faith consult with each other and take necessary measures for the resolution of the affairs so prevented or hindered.

12.12

Exhibits and Schedules.  The exhibits and schedules referred to in this Agreement or subsequently executed and delivered and made a part hereof, as provided herein are incorporated herein and made part of this Agreement.

12.13

Entire Agreement.  This Agreement constitutes the complete and exclusive statement of the agreement among the Parties, except the Consulting Agreement, stock option agreement and related agreements entered into concurrently herewith.  It supersedes all prior written and oral statements, and any other prior representation, statement, condition, or warranty.  Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all Parties.

12.14

Further Assurances.  Each party shall cooperate fully with the other party, execute such further instruments, documents, and agreements, and give such further written assurances, as may be reasonably requested by the other party to carry into effect the intents and purposes of this Agreement.

12.15

Counterparts.  This Agreement may be executed in any number of counterparts, and by transmission of a facsimile or digital image containing the signature of an authorized person, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.16

Survival.  The provisions of Sections 2.4, 5.2, 7.4, 8.1, 8.2, 9.1(c), 9.3, 10.1, Article 11 and Article 12 shall survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Licensee: Ethos Environmental, Inc.	Licensor: One Step Millionaire, LLC.

By:	By:
Name:	Name:
Title:	Title:

Licensor:

Mitch Huhem

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Exhibit “A”

List of Items Included in Licensed Technology Definition

1- One Step Millionaire Trademark

2- Gift Marketing Trademark

3- One Step Millionaire Business Method Patent

4- One step Millionaire Software

5- One step millionaire website and domain name

6- One step millionaire trade secrets

7- One step millionaire Marketing Genius

8- One Step Millionaire contracts and partner agreements, and arrangements

9- Sales Training and Support

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Exhibit “B”

Example of Computation of 5% Royalty Payout

Description	Amount
Total Gross Revenues of One Step Millionaire*	$ 100,000.00
Less 2.7% for Credit Card Fees	$ (2,700.00)
Total Gross Revenues Less Credit Card Fees	$ 97,300.00
Times 5% Royalty	5.00%
Payout to the Consultant	$ 4,865.00
* Total Sales less Returns

Payments to be made weekly for the previous week (Saturday thru Friday).
With each payment will be a One Step Millionaire Sales Report.
Payments will commence immediately.
Total Payments to Consultant will max out at $1,000,000 per week.

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